THIRD AMENDMENT TO
THE ETF DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT to the ETF Distribution Agreement dated as of December 28, 2021 (the “Agreement”), is entered into by and between the ADVISORS SERIES TRUST, a Delaware business trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor"), with an effective date of May 8, 2025.

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend Exhibit A of the Agreement to reflect an updated funds list;

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

The following fund is removed from Amended Exhibit A:

VegTech Plant-based Innovation & Climate ETF

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ADVISORS SERIES TRUST                QUASAR DISTRIBUTORS, LLC

By: /s/ Jeffrey T. Rauman                 By: /s/ Teresa Cowan
Name/title: Jeffrey T. Rauman, President        Name/title: Teresa Cowan, President
Date: 5/7/2025                        Date: 5.8.25

AMENDED EXHIBIT A
Fund List

The Reverb ETF
Logan Capital Broad Innovative Growth ETF Scharf ETF
Scharf Global Opportunity ETF
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